Exhibit 99.1

Epizyme Strengthens Leadership Team with Appointment of Paolo Tombesi as Chief Financial Officer

CAMBRIDGE, Mass., July 22, 2019 — Epizyme, Inc. (Nasdaq: EPZM), a late-stage biopharmaceutical company developing novel epigenetic therapies, today announced the appointment of Paolo Tombesi as chief financial officer, effective August 2019. Mr. Tombesi brings over 30 years of extensive financial and accounting expertise to Epizyme, most recently serving as the chief financial officer at Insmed, Incorporated.

“We are delighted to be bringing Paolo on board. His range of industry and financial experience will be invaluable to Epizyme as we prepare to transition to a commercial-stage company,” said Robert Bazemore, president and chief executive officer of Epizyme. “Paolo is a seasoned healthcare and financial executive with a distinguished track record of leading financial operations and strategy, overseeing capital allocation and fund raising. His experience spans both pre-commercial and commercial companies, as well as helping to lead companies through commercial transitions. On behalf of the entire Epizyme team, I would like to welcome Paolo to the team and look forward to his contributions.”

“Epizyme has made tremendous progress over the course of 2019, and I am overjoyed to be joining the company at such an exciting time,” said Mr. Tombesi. “I believe that the combination of a first-in-class investigational treatment that has true pipeline-in-a-product potential, an intriguing set of preclinical assets to further expand the portfolio and a talented team makes for a promising future. With one NDA submitted and a second on track for the fourth quarter, Epizyme is at a pivotal stage in its evolution. I look forward to collaborating with this seasoned team to turn our mission of rewriting treatments for patients with cancer and other serious diseases into a reality.”

During his time at Insmed, Mr. Tombesi played a key role in the evolution of the company from a late-stage to commercial organization. Mr. Tombesi was instrumental in the fundraising of more than $1 billion in equity and debt financings and the buildout of the finance team. He also led the establishment of Insmed’s subsidiary in Japan and the overall subsidiary build out. Prior to his role at Insmed, Incorporated, Mr. Tombesi served as the chief financial and administration officer at Novartis Pharmaceuticals Corporation in the U.S. He joined Novartis in 2006 as chief financial officer, Europe, oncology, and held several positions of increasing responsibility, including serving as managing director and chief financial officer of Novartis Japan. Prior to joining Novartis, Mr. Tombesi held various financial positions with Bristol-Myers Squibb, including senior finance director, EMEA. He also previously held various positions with Unilever NV and Johnson & Johnson. Mr. Tombesi received a degree in business and managerial economics from Rome’s La Sapienza University and a degree in accounting from Duca degli Abruzzi Roma.

About Epizyme, Inc.

Epizyme, Inc. is a late-stage biopharmaceutical company committed to rewriting treatment for cancer and other serious diseases through novel epigenetic medicines. Epizyme is broadly developing its lead product candidate, tazemetostat, a first-in-class EZH2 inhibitor, with studies underway in both solid tumors and hematological malignancies, as a monotherapy and combination therapy in relapsed and front-line disease. The company also is developing a novel G9a program with its next development candidate, EZM8266, which is targeting sickle cell disease. By focusing on the genetic drivers of disease, Epizyme’s science seeks to match targeted medicines with the patients who need them. For more information, visit www.epizyme.com.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Epizyme, Inc. and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation of future clinical studies and in the availability and timing of data from ongoing clinical studies; whether interim results from a clinical trial will be predictive of the final results of the trial; whether results from preclinical studies or earlier clinical studies will be predictive of the results of future trials; whether results from clinical studies will warrant meetings with regulatory authorities, submissions for regulatory approval or review by governmental authorities under the accelerated approval process; whether Fast Track Designation and Orphan Drug Designations will provide the benefits for which tazemetostat is eligible; whether the NDA submission referred to in this release will be accepted for review under the accelerated approval process or at all, or approved on a timely basis or at all; whether the company’s cash resources will be sufficient to fund the company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial potential of the company’s therapeutic candidates; and other factors discussed in the “Risk Factors” section of the company’s most recent Form 10-Q filed with the SEC and in the company’s other filings from time to time with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof and should not be relied upon as representing the company’s views as of any date subsequent to the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change.

Contacts:

Media:

Erin Graves, Epizyme, Inc.

media@epizyme.com

(617) 500-0615

Investors:

Chelcie Lister, THRUST Strategic Communications

chelcie@thrustsc.com

(919) 777-3049

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